October 2011 Pricing Sheet dated October 25, 2011 relating to Preliminary Terms No. 1,043 dated October 14, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Trigger PLUS Based on the S&P GSCITM Gold Index—Excess Return due October 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM
PRICING TERMS – OCTOBER 25, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	October 25, 2011
Original issue date:	October 28, 2011 (3 business days after the pricing date)
Maturity date:	October 28, 2015
Aggregate principal amount:	$2,693,000
Underlying commodity index:	S&P GSCITM Gold Index—Excess Return
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Payment at maturity:
If the final index value is greater than the initial index value: $1,000 + leveraged upside payment.
If the final index value is less than or equal to the initial index value and is greater than or equal to the trigger level: $1,000
If the final index value is less than the trigger level: $1,000 × index performance factor.  This amount will be less than 65% of the stated principal amount and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	130%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Trigger level:	94.62089, which is 65% of the initial index value
Initial index value:	145.5706, which is the official settlement price of the underlying commodity index on the pricing date.
Final index value:	The official settlement price of the underlying commodity index on the valuation date.
Valuation date:	October 23, 2015, subject to adjustment for non-index business days and market disruption events.
Interest:	None
CUSIP:	617482K52
ISIN:	US617482K522
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$1,000	$30	$970
Total	$2,693,000	$80,790	$2,612,210
(1)    The price to public for investors purchasing the notes in fee-based advisory accounts will be $975 per note.
(2)    Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $30 for each Trigger PLUS they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per Trigger PLUS.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement.

“S&P GSCITM” is a trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by Morgan Stanley.  The Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Trigger PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,043 dated October 14, 2011
Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.